UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 1, 2008

ICOP DIGITAL, INC.

(Exact name of registrant as specified in its charter)

Colorado	001-32560	84-1493152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16801 W. 116th Street Lenexa, Kansas		66219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 913-338-5550

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 1, 2008, ICOP Digital, Inc. (the “Registrant”) was served with a summons and a complaint in which TriSquare Communications, Inc., a Missouri corporation (“TriSquare”), and the Registrant were named as defendants in a patent infringement action commenced by L-3 Communications Mobile-Vision, Inc., a New Jersey corporation (“Mobile-Vision”). According to the complaint, which was filed in the United States District Court for the District of New Jersey, the wireless microphone and related base station that TriSquare and its affiliates manufacture and import, and Registrant incorporates into and sells as components of its ICOP 20/20-W product, infringe upon a patent held by Mobile-Vision covering a wireless microphone for use with an in-car video system (the “Mobile-Vision Patent”). Mobile-Vision’s complaint requests various forms of relief, including a permanent injunction, treble damages, and reasonable attorneys’ fees and costs. Mobile-Vision has also brought similar actions against competitors of the Registrant. The Registrant believes that Mobile-Vision’s claim is entirely without merit and intends to vigorously defend against it.

In a related development, Mobile-Vision also filed a complaint (the “ITC Complaint”), which has not yet been served on the Registrant, against the Registrant, TriSquare, and several other parties requesting that the United States International Trade Commission (the “ITC”) commence an investigation pursuant to Section 337 of the Tariff Act of 1930, as amended. The ITC Complaint further requests that the ITC issue a permanent exclusion order barring the importation into the United States of all articles that infringe the Mobile-Vision Patent. Mobile-Vision has filed similar complaints against those competitors whom they sued in the above-mentioned lawsuit. The Registrant believes that the ITC Claim is entirely without merit and intends to vigorously defend against it.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICOP DIGITAL, INC.

August 5, 2008	By:	/s/ David C. Owen
	Name:	David C. Owen
	Title:	Chief Executive Officer